Exhibit 10.10

Confidential

VEHICLE SALES AGREEMENT

This Vehicle Sales Agreement (“Agreement”), between United Parcel Service Inc., an Ohio corporation (“Customer”) and Arrival S.à r.l., a company limited by shares and incorporated under the laws of Luxembourg (“Supplier”), is effective as of 8 October 2020 (“Effective Date”). Each of Customer (as defined below) and Supplier are referred to individually as a “Party” and collectively as the “Parties.”

This Agreement consists of:

•	The attached exhibits(“Exhibits”):

•	Exhibit A: General Terms and Conditions

•	Exhibit B: Governance

•	Exhibit C: Initial Work Order

•	Exhibit D: Form of Purchase Order

•	Exhibit E: Information Security Agreement

•	Exhibit F: Key Performance Indicators (“KPI”)

•	Exhibit G: Vehicle and Battery Warranty Terms

•	Exhibit H: Steering Committee Topics

•	Any other applicable Work Orders

Contact Information for Notices:

Customer		Supplier
[*][1]		[*]
With a copy to [*] & [*]		With a copy to: [*]
By mail:	By courier or personal delivery:	By mail:	By courier or personal delivery:
[*]	[*]	[*]	[*]
Attn: General Counsel	Attn: General Counsel	Attn: General Counsel	Attn: General Counsel

Each Party may update its contacts above by notice to the other. Routine business and technical correspondence must be in English, and may be in electronic form. All legal notices given under this Agreement must be provided in accordance with Section 14.1 of Exhibit A (Notices).

1

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[*]” indicates that information has been redacted.

This Agreement is executed by duly authorised representatives of the Parties to be effective as of the Effective Date.

UPS United Parcel Service Inc.		Supplier Arrival S.à r.l.

Signature:	/s/ Jose Turkienicz	Signature:	/s/ Csaba Horvath
Printed Name:	Jose Turkienicz	Printed Name:	Csaba Horvath
Title:	Chief Procurement Officer	Title:	Manager
Date:	10/8/2020 | 6:54 PM PDT	Date:	10/8/2020 | 10:13 AM PDT

EXHIBIT A

GENERAL TERMS AND CONDITIONS

1. SCOPE OF AGREEMENT.

1.1 Products and Services; Work Orders; Purchase Orders. Supplier will provide the goods and services identified in a work order issued pursuant to this Agreement (such work order, a “Work Order”; such goods, “Products” or “Vehicles” or “EVs” where the Product is a vehicle; such services, “Services”). Any Work Orders will be entered into by Customer and Supplier and will form part of this Agreement. The initial Work Order is attached as Exhibit C to this Agreement (the “Initial Work Order”). Any additional Work Orders entered into hereunder will be in substantially the same form as the Initial Work Order.

1.2 It is the intention of the Parties that their respective obligations under this Agreement may be satisfied by their respective Affiliates entering into purchase orders under a Work Order (a “Purchase Order”), in accordance with the template for the purchase order set out at Exhibit D (Form of Purchase Order). Each Purchase Order shall constitute a separate and independent agreement by and between the Customer entity and the Supplier entity that are parties to that Purchase Order and shall incorporate the terms and conditions of this Agreement. In the event of a conflict between this Agreement and a Purchase Order, this Agreement shall control. A Work Order or Purchase Order issued thereunder is deemed to have been accepted and is binding on both Parties if Supplier: (a) signs and returns it to Customer; or (b) acknowledges acceptance by email or any other commercially reasonable means. Each Purchase Order is a separate agreement between the Supplier Affiliate and the Customer or Customer Affiliate that executes the applicable Purchase Order, and no other Supplier or Customer entity has any liability or obligation under such Purchase Order. In the event of a conflict between this Agreement and an Order, this Agreement shall control. “Affiliate” means, with respect to a person, any entity that directly or indirectly controls, is controlled by, or is under common control with such person.

1.3 Supplier agrees the following entities shall be entitled to purchase Products pursuant to this Agreement (each a “Customer” as used herein): (i) Customer’s Affiliates, (ii) locations managed by Customer or an Affiliate, and (iii) any of Customer’s or its Affiliates’ outsourced service providers or strategic partners. Customers identified in this paragraph may either (a) enter a Purchase Order with Supplier, or (b) Customer at its option may supply Products that it purchases hereunder to such end Customers. Both parties will agree in writing the applicable concessions in the form of rebate, credit or incentive applicable to each purchase from UPS Affiliates.

2. PRICE AND PAYMENT.

2.1 Price. Customer shall pay Supplier the amount specified in an accepted Purchase Order for the relevant Products and Services. Except as expressly provided in this Agreement (including any Work Order), each Party will bear sole responsibility for all costs and expenses incurred in connection with its performance under this Agreement. Supplier shall not invoice Customer for and Customer shall have no obligation to pay any fees or charges in excess of purchase price and those duties and fees for loading, unloading or transportation set forth in the Purchase Order. The invoice shall include all duties and fees for loading, unloading or transportation, if allowed by the Purchase Order. Unless otherwise stated in a Purchase Order, the price for any Product will be in Euros for Products destinated for the United Kingdom or the European Union and in US Dollars for Products destinated for the USA.

2.2 Invoicing; Payment Terms. Unless otherwise agreed in a Work Order or Purchase Order (including in relation to deposit payments), all invoices under this Agreement will be accumulated for a period commencing on the 14th day of a month and ending on the 13th day of the following month (“Accumulation Period”). All invoices that are received and approved for payment in a Customer’s accounts payable system will be included in the current Accumulation Period. Provided that the invoices conform to the requirements of the Agreement, Customer will pay the invoices collected during the Accumulation Period within thirty (30) days from the end of the Accumulation Period. Any early payment discounts allowable under this Agreement will be calculated from the last day of an Accumulation Period. Nothing in this provision will preclude Customer and Supplier from agreeing upon other payment discounts, which may be offered through Customer’s e-invoicing solutions, electronic payment systems or supplier portal. Supplier shall accept payment via electronic transfer of funds, such as Automated Clearing House (ACH) or other methods determined by Customer. On or before 1 January of each calendar year the Supplier will issue to

Customer an invoice for a deposit of [*] of the projected pricing for the EV volume designated for that calendar year in the Production Forecast (the “Deposit”), the Customer will settle this invoice per the terms outlined in Section 2.2. The Deposit shall offset [*] of the invoiced Purchase Price for each EV purchased under a Purchase Order. If the Production Forecast is amended by written agreement of the Parties, the Deposit will be adjusted accordingly. If the number of EVs actually delivered by Supplier to Customer in any given calendar year is less than the number of EVs designated in the Production Forecast for delivery for Customer in that calendar year, Supplier shall reimburse to Customer the relevant proportion of the Deposit for the Vehicles not delivered. The Parties will review the “Deposit” prior to issuing any Deposit for the 2022 calendar year. If sufficient capitalization is achieved prior to 2022, the Supplier will in good faith notify the Customer. All payments are subject to Customer’s receipt of Supplier’s invoice. Each invoice will contain reasonable detail describing the basis for the invoiced amounts, including a reference to the applicable Order, and a description of all Products delivered and Services performed.

2.3 Taxes. In addition to the Price set out in Section 2.1 above Supplier may charge and Customer will pay applicable national, federal, state, or local sales or use taxes, value added taxes, or similar taxes that Supplier is legally obligated to pay with respect to the Products or Services (“Taxes”), provided that: (a) such Taxes are stated on the original invoice that Supplier provides to Customer; and (b) Supplier’s invoices list such Taxes separately and meet the appropriate tax requirements for a valid tax invoice.

3. DELIVERY AND ACCEPTANCE.

3.1 Delivery Times.

(A) Supplier will deliver the Products to a mutually agreed port unless another location is otherwise mutually agreed by the Parties under a Purchase Order (the “Delivery Location”) by the delivery date agreed by the Parties in a Purchase Order (the “Delivery Date”), unless: (i) such date is extended by mutual agreement; or (ii) delivery is delayed due to an Excusable Delay (as defined below). Within a reasonable time (but in any event within five (5) business days) after learning of any cause or condition that would delay the delivery of any Products, Supplier will notify Customer of such anticipated or actual delay, the reasons for such delay, and the actions being taken by Supplier to overcome or minimise the delay.

(B) Supplier will not be liable for any delay in delivery that results from an Excusable Delay.

(C) In the event that Supplier advises Customer that an Excusable Delay is anticipated after a Delivery Date has been agreed, the Parties will work in good faith with each other to determine a mutually acceptable new delivery date.

(D) For non-excusable delays, the Supplier will compensate the Customer for each unit delayed beyond fifteen (15) business days of the mutually agreed upon delivery schedule. The penalties will be compensated at a daily rental rate of [*] per day per delayed unit until Product is received at the Delivery Location. The Parties agree to discuss in good faith through the Steering Committee a revised delivery schedule if delay on a batch of EVs result in delay in future deliveries beyond one calendar quarter.

For purposes hereof, “Excusable Delay” means occurrences or events that are beyond the reasonable control of a Party, not due to its fault or negligence. Such occurrences or events may include: (i) a national, regional or area-wide strike or other labor disturbance; (ii) a governmental act, regulation, recommendation (including based on public health grounds), pandemics or epidemics, war, sabotage, riot or terrorist act; or (iii) an act of God, including fire, earthquake and severe weather conditions (e.g., hurricanes and blizzards) beyond those normally experienced. An increase in the cost of production or cost of goods sold is not an Excusable Delay.

3.2 Deliveries. Customer shall perform an inspection for each Product delivered allowing Customer to denote on the bill of lading (BOL), Vehicle Condition Report (VCR) or similar document any shortage, loss, or damage. Supplier or its authorised representative shall obtain the signature of an authorised representative of Customer on a delivery receipt for all deliveries made under this Agreement, which signature will not constitute Customer’s acceptance of delivery for purposes of Section 3.6 below, but will serve as an acknowledgement of the quantity or type of Products received by Customer.

3.3 Transportation. Supplier will ensure that Products are protected against damage or deterioration during transportation and shipment up until delivery to the Delivery Location. The method of transportation or shipment must be consistent with the nature of the goods and hazards of transportation.

3.4 Risk of Loss; Shipping Terms. Unless otherwise specified in the applicable Purchase Order, Supplier will deliver all Products to Customer FOB (Incoterms 2020), to the Delivery Location as specified in the applicable Purchase Order. Regardless of the shipping terms used, all right, title, interest in any Product will pass to the Customer on delivery of the Product, and all risks of loss and damage to any Product will pass to Customer (or its designee) upon delivery of that Product to the Delivery Location. Customer shall be responsible for all risks of loss and damage to any Product in its custody and control. Until the Products are paid in full, Supplier will retain a security interest in the Products and all proceeds therefrom.

3.5 Export and Import.

(A) Supplier (or its designated agent) will be responsible for all export requirements (including export licensing, shippers export declaration, and export invoice requirements). Any export document must, among other matters, separately itemise and state the separate value for each item of hardware, software, set-up, and any non-dutiable service if required under Applicable Law. Supplier shall comply with all applicable record keeping requirements in accordance with Applicable Law and shall provide Customer with electronic copies of such records, upon request. Notwithstanding the above, should Customer decide to re-export the Product at any point in time after the Product has delivered to the Delivery Location, all of the obligations set out in Section 3.5(A) will fall to the Customer in respect of such re-export; provided however, Supplier will be responsible for all obligations if such re-export is due to damage or a defect in the Product. Supplier shall have no further responsibilities in relation to the cross-border movements of the Product. Each Party will be solely liable for, and will defend, indemnify, and hold the other Party harmless against, any direct liability or damages arising out of a breach by the first Party of this Section 3.5(A), including any taxes, duties, interest, or penalties.

(B) Customer (or its designated agent) will be responsible for all import requirements (including import licensing, shippers import declaration, and import invoice requirements), for payment of any import taxes, duties, or fees, and will be responsible for all required recordkeeping, registration, reporting, and licensing. Customer will be solely liable for, and will defend, indemnify, and hold Supplier harmless against, any direct liability or damages arising out of a breach by Supplier of this Section 3.5(B), including any taxes, duties, interest, or penalties.

(C) Each Party represents and warrants that it (and its financial institution(s) in the case of Customer) are not subject to sanctions or otherwise designated on any list of prohibited or restricted parties or owned or controlled by such a party, including the lists maintained by the United Nations Security Council, the U.S. Government (e.g., the U.S. Department of Treasury’s Specially Designated Nationals list and Foreign Sanctions Evaders list and the U.S. Department of Commerce’s Entity List), the European Union or its member states, the United Kingdom, or other applicable government authority. The Parties will not, save where a licence or other authorisation from a relevant authority so permits, directly or indirectly export, re-export, import, transmit, or cause to be exported, re-exported, imported or transmitted, any commodities, software or technology (“Items”) to or from any country, individual, corporation, organization, or entity to which such export, re-export, import or transmission is restricted or prohibited, including any country, individual, corporation, organization, or entity under sanctions or embargoes administered by the United Nations, the U.S. Departments of State, Treasury or Commerce, the European Union, the United Kingdom or any other applicable government authority.

(D) Customer will not, save where a licence or other authorisation from a relevant authority so permits, use Items or knowingly export, re-export, or transmit any Items to any party who may use such Items in relation to nuclear, biological or chemical weapons or missile systems capable of delivering same or the development of any weapons of mass destruction, or for military end-use in a country that is subject to an arms embargo in the country from which manufacturing is exporting such Items. Supplier is responsible for obtaining any license required to export, or transmit Items under applicable export controls and regulations, where such licence is necessary in order for Supplier to deliver a Product to the Delivery Location pursuant to this Agreement. Should Customer wish to re-export the Items to a different country or state (US) from a specified destination, Customer will be responsible for obtaining any license required to re-export, import, or transmit Items under applicable export/import controls laws and regulations. In this situation, Customer represents and warrants that it and its Affiliates shall comply with all applicable record keeping requirements in accordance with U.S., EU, and UK export and import laws, global trade agreement/treaties, and other applicable laws and regulations, and shall provide Supplier with electronic copies of such records, upon request. Customer will be solely liable for, and will defend, indemnify, and hold Supplier harmless against, any direct liability or damages arising out of a breach by Customer of this Section 3.5(D), including any taxes, duties, interest, or penalties.

(E) Supplier represents and warrants that, save where a licence or other authorisation from a relevant authority so permits, Items it provides (itself or through an Affiliate or Personnel) to Customer are not controlled under the U.S. Export Administration Regulations (“EAR”), EU Dual-Use Regulations, Military, U.S. International Traffic in Arms Regulations (“ITAR”), or any other applicable government export laws and regulations, unless Supplier discloses to Customer in advance of shipment or transfer in writing and provides to Customer complete, accurate and up to date information necessary or that Customer may otherwise request to lawfully export Items, including the U.S. or other government authority export control classification number(s), any applicable Commodity Classification (CCATS) or classification ruling, any applicable commodity jurisdiction rulings, a copy of the export license (where an export license is required), country of origin, and, where applicable, the General License type or license exception eligibility.

3.6 Inspection and Acceptance; Rejection.

(A) Inspection. Supplier will conduct pre-shipment testing of Products. In addition, Customer and Supplier will each have the right to conduct additional inspections of Products upon delivery to the Delivery Location. At Customer’s request, Supplier will provide Customer with written certification that the ordered Products have been tested and have passed such testing. Notwithstanding any signature or acknowledgement of delivery by Customer on a delivery receipt, Customer shall be entitled to inspection and acceptance of each delivered Product included in a Purchase Order.

(B) Acceptance. Customer’s acceptance will occur on a per Product basis within ten (10) business days of delivery of such Product (the “Acceptance Period”), unless Customer gives written or electronic notice of rejection of any Products included in the Purchase Order to Supplier. Customer may provide separate acceptance of each Product in a batch or acceptance for all Products in a batch in any Order. A Product will automatically be deemed accepted on the last day before the end of the Acceptance Period if no notification of Non-Conformity has been issued by Customer. Such inspection and acceptance shall not relieve Supplier of its warranty obligations under this Agreement.

(C) Rejection. Customer may reject during the Acceptance Period any Product that: (i) does not meet the agreed-upon Product specifications included in the applicable Work Order; or (ii) does not comply with Applicable Law effective at the date of delivery of the Product to the Delivery Location (each, a “Non-Conformity”) provided that Customer will first notify Supplier of Customer’s intent to reject the Product and provide a full description of the Non-Conformity. If such Product fails to conform, Customer will inform Supplier in writing of such failure and Supplier shall promptly repair or replace (such decision shall be mutually agreed to by the parties) at Supplier’s cost and expense to ensure a fully cured, conforming Product.

3.7 Incentives. Customer will be entitled to retain all incentives and other benefits and advantages that accrue to the Customer for the purchase and/or use of electric vehicles. Supplier will be entitled to retain all Incentives and other benefits and advantages that accrue to the Supplier for the manufacture and/or sale of electric vehicles. Each Party will bear its own cost and expense of preparing for and applying for incentives payable to it. Each Party represents and warrants that all submissions (and information contained therein) made by a Party or its Affiliates to any governmental authority in connection with any incentive will in all material respects be true, accurate, and complete.

4. REPRESENTATIONS, WARRANTIES, AND SPARE PARTS

4.1 General Representations and Warranties. Supplier represents and warrants to Customer that: (a) it has all rights necessary for (and is not subject to any restriction, penalty, agreement, commitment, or Applicable Law that are violated by) its (i) execution and delivery of this Agreement, and (ii) performance of its obligations under this Agreement; (b) Customer will receive good title to the Products, free of any liens, pledges, claims, mortgages, encumbrances, and other rights and interests of any party, except any non-waivable lien of Supplier in respect of any unpaid portion of the payments due to Supplier; (c) any Services will be performed in a timely, professional, and workmanlike manner in accordance with the level of care customarily observed by persons rendering similar services; and (d) the Products (and Customer’s exercise of its rights under this Agreement with respect to such Products) will not to the best of Supplier’s knowledge infringe upon, violate, or misappropriate any trademarks, trade secrets, copyrights, patents, or any other intellectual property or proprietary rights in the Geographic Regions (collectively, “Proprietary Rights”) of any third party. Customer represents, warrants, and covenants to Supplier that it has all rights necessary for (and is not subject to any restriction, penalty, agreement, commitment, or Applicable Laws that are violated by) its (i) execution and delivery of this Agreement, and (ii) performance of its obligations under this Agreement.

4.2 Performance Warranties.

(A) General. Unless specifically overridden by performance warranties contained in the applicable Work Order for a Product, the performance warranties contained in this Section 4.2(A) will apply to each Product. Supplier represents and warrants to Customer that, beginning at the time of delivery of each Product to the Delivery Location and continuing for the applicable warranty period set out in Exhibit G: (i) the Products are and will be free from defects in design, materials, and workmanship upon Customer’s acceptance of such Products and for the defined warranty period in Exhibit G unless a different period of time is set forth in the Purchase Order. (ii) the Products do and will conform to all specifications and documentation provided by Supplier to Customer relating to the Products and Services (the warranties referenced in this Section 4.2(A), the “Performance Warranties”). Notwithstanding the foregoing, Supplier will not be deemed to be in breach of the Performance Warranty set forth in this Section 4.2(A) to the extent that any defect or non-conformance is caused by use of the Product for purposes other than those for which it was designed (including unauthorised attachments or modifications) or caused by an invalidation of the Performance Warranty due to the Customer’s acts or omissions (including any improper repair undertaken by Customer or its authorised representatives) or caused by Customer’s breach of this Agreement. The foregoing warranties are expressly in addition to all other express warranties and are in addition to any and all other rights Customer may have available under this Agreement, at law or in equity.

(B) Customer shall notify Supplier of any defect in a Product or component within ten (10) business days of becoming aware of such defect or such other time frame as set out in the Performance Warranties.

(C) Any Products repaired or replaced pursuant to the Performance Warranties shall have the benefit of the Supplier’s warranty for the remainder of the original Performance Warranty Period.

4.3 Exclusion of Other Warranties. The representations and warranties set forth in this agreement (including for clarity any order entered into hereunder) are the exclusive warranties given by Supplier with respect to the Products and Services and are in lieu of all other warranties express or implied, including warranties of merchantability, fitness for a particular purpose, or otherwise.

4.4 Standard for Services. All Services will be performed in a timely (subject to Section 3.1(C) (regarding Excusable Delays)), professional, and workmanlike manner in accordance with the level of professional care customarily observed by persons rendering similar services.

4.5 Spare Parts. The Supplier agrees to provide in sufficient quantities to support the Vehicle over its operational life, spare parts and equipment to UPS on a most-favoured-nation pricing basis (supply of parts and equipment by Supplier or a Supplier Affiliate to members of the Kinetic Sarl corporate group shall not be included in the most-favoured-nation pricing commitment).The Parties agree to determine in good faith through the Steering Committee a list of parts to be escrowed and archived that Customer may require to continue to operate the vehicles for the intended operational life, which shall be released to Customer upon a material event that would prevent Supplier from supporting the vehicles at the Supplier’s expense. If Supplier or any of its suppliers intends to discontinue the manufacture and/or sale of any Parts, the Supplier will (i) notify Customer in writing with respect to Supplier’s discontinuation of any Parts at least twelve (12) months prior to the intended discontinuation date and with respect to any supplier’s discontinuation of Parts, as soon as Supplier receives notice from the supplier of the intended discontinuation date (ii) negotiate in good faith regarding Customer’s purchase and Supplier’s sale prior to the discontinuation date of a sufficient inventory of such affected Parts as reasonably determined by the Customer based on its anticipated needs for the Vehicles in service (iii) use reasonable efforts to support any last buy purchase requirements of Customer that can be ordered from the supplier of any affected Parts prior to the discontinuation date, and (iv) Supplier will use reasonable efforts to resource any discontinued products that are required to support the Vehicles in service.

5. TRAINING AND WARRANTY REMEDIES.

5.1 Training. The Supplier will provide reasonable training to Customer and its personnel on vehicle usage at a mutually agreed location on a date and time to be mutually agreed upon by the Parties. This training may be provided in person or through virtual training materials and related documentation, as agreed upon by the Parties prior to the first scheduled delivery of production Vehicles.

5.2 Remedies Upon Breach of Performance Warranty. In the event of a breach of a Performance Warranty due to Supplier’s fault during the Performance Warranty Period, Customer will repair the affected Product or component of a Product at their repair centre in accordance with the training provided by Supplier and will request Parts from Supplier (if applicable). In this case, Supplier shall provide the Parts free of charge. The Supplier will compensate the Customer for labour hours exhausted during the time of the warranty repairs. The labour rate will be a figure per hour (as detailed in Exhibit G) and the Customer can request adjustments to the labour rate annually by sending a written request or email to the Supplier. The

Customer’s request must be reasonable and align with the annual increases for the alike shop rates. The labour allowances for each job code are depicted in Exhibit G. If Customer is unable to repair the Product to conform to the Performance Warranties in accordance with Section 3.63.6(C) then Supplier will provide remote assistance in the first instance and on-site support if required at Supplier’s cost. In the event that these steps are not sufficient and the Product cannot be repaired then legal title in the affected Product will transfer to Supplier and Supplier will, at its expense, deliver to Customer a replacement Product that conforms to the Performance Warranties within sixty (60) business days of notice of rejection for inability to repair. During the transfer and until a replacement Product is delivered, the Supplier will absorb the daily rental expense as defined in Section 3.1 (D) provided that repair on an out of service Vehicle is not delayed or extended due to Customer’s fault.

6. COMPLIANCE WITH APPLICABLE LAW.

6.1 Compliance with Applicable Law. Supplier shall comply, and shall ensure that, at the time of delivery to the Delivery Location, the Products provided by it under this Agreement will comply with Applicable Law of the relevant territories within the Geographic Regions as notified by Customer at the time of submission of a Purchase Order. For the purposes of this Agreement, “Applicable Law” means any national, federal, state, or local applicable laws, regulations, rules, orders, and other requirements having the force of applicable law (including requirements for licenses, permits, certifications and approvals) of governmental authorities in each case as applicable to the Supplier’s provision of the Products to Customer under this Agreement in effect at the time of delivery of a Product to the Delivery Location (as applicable). For the purposes hereof, “Geographic Regions” means the UK, the EU and the USA.

6.2 Anti-Bribery. The Parties will not violate or knowingly permit anyone to violate any applicable anticorruption laws in performing under this Agreement.

6.3 Regulatory Compliance. All Vehicles will be safety-certified in accordance with the Federal Motor Vehicle Safety Standards (FMVSS) for the US geographic market and the Regulation (EU) 2018/858 of the European Parliament and of the Council of 30 May 2018 for the EU and UK geographic markets (or any other UK national type of approval if applicable) and otherwise comply with Applicable Law (defined in Section 6.1 of the T&Cs (Compliance with Applicable Law) in effect at the Delivery Date. Supplier will submit all governmental reports and obtain all governmental authorisations applicable to the certification, manufacture, and sale of Vehicles as required under Applicable Law. Customer will not be required to take delivery of or otherwise accept any Vehicles until such time as the Vehicles are safety-certified by the applicable governmental authorities for use in North America, the European Union, or the United Kingdom (as applicable).

7. INDEPENDENT CONTRACTOR; PERSONNEL.

7.1 Relationship. Supplier and its Personnel will perform under this Agreement as an independent contractor of Customer. This Agreement will not be construed to create a partnership, joint venture, agency, employment, or any other relationship between Supplier and Customer. Neither party will represent itself to be an employee, representative or agent of the other party. Neither Party will have authority to enter into any agreement on the other Party’s behalf or in the other Party’s name or otherwise bind the other Party to any agreement or obligation.

7.2 Personnel. To the extent relevant to the performance of each Party’s obligations hereunder, each Party will retain: (a) full control over the manner in which it performs or receives all Products and Services; (b) control over its and its Affiliates’ employees, representatives, contractors, Subcontractors, and agents (collectively, “Personnel”); (c) exclusive control over its labour and employee relations; and (d) exclusive right to hire, transfer, suspend, lay off, recall, promote, discipline, discharge, and adjust grievances with its Personnel. Each Party will be solely responsible for all theft, damage, and/or misconduct caused by its Personnel in connection with this Agreement.

7.3 On-Site Services. To the extent Services are performed on Customer’s premises or Supplier otherwise accesses or uses such premises, Supplier and its Personnel will abide by all rules, restrictions, regulations, policies, procedures and guidelines, including safety, health, environmental, and hazardous material management rules, rules prohibiting misconduct, use of physical aggression against persons or property, harassment, or theft (the “Rules”) provided that such Rules are communicated to Supplier and its Personnel suitably in advance. The reverse shall be true where Customer has access or use of Supplier’s premises for any reason. Customer reserves the right to remove Supplier’s personnel from Customer’s facilities without liability to Customer if in Customer’s reasonable opinion such personnel (i) has failed to comply with such policies and procedures, (ii) has violated a law, ruling, ordinance or regulation in the course of performing under this Agreement, or (iii) does not otherwise conduct himself/herself in a professional manner while at Customer’s facility.

8. INSURANCE.

8.1 General. Supplier will obtain and maintain the following:

(A) “Public and Products Liability” insurance, including products/completed operations, broad form property damage, contractors’ protective liability, and broad form blanket contractual, advertising, and personal injury liability, with limits of not less than ten million dollars ($10,000,000) per occurrence and ten million dollars ($10,000,000) general aggregate; and

(B) “Employer’s Liability” insurance, including coverage for all costs, benefits, and liabilities under workers’ compensation and similar Laws that may accrue in favour of any person employed by Supplier, in all states where Supplier provides Products, and “Employer’s Liability” insurance with limits of liability of not less than one million dollars ($1,000,000).

8.2 Policies. The following provisions apply to the required insurance coverages set forth above:

(A) Supplier will cause each insurance policy to provide that it will remain in effect during the term of this Agreement and Supplier agrees that the coverage limits will not be reduced below the minimum amounts required by this Agreement or cancelled without reasonable prior written notice from Supplier to Customer.

(B) Supplier may satisfy the minimum limits requirements of this Section 8.1 by any combination of primary liability and umbrella excess liability coverage that results in the same protection to Supplier.

(C) All insurance policies shall include a waiver of subrogation in favor of Customer and its successors, subsidiaries and affiliates. Supplier waives the right to recover from Customer any amounts paid by any applicable insurance coverage. Supplier shall provide Customer with certificates of insurance evidencing the coverages required hereunder thirty (30) days prior to first scheduled delivery of production Vehicles.

(D) In the event of failure of Supplier to furnish and maintain such insurance, Customer, at its sole option and without waiving any rights it has under this Agreement, shall have the right to take out and maintain such insurance for and in the name of Supplier, and Supplier agrees to pay the cost thereof and to furnish all necessary information to permit Customer to take out and maintain such insurance for its account. If Supplier fails to pay the cost thereof within ten (10) days, Customer, at its sole option, may deduct such cost from moneys otherwise owed to Supplier.

9. LIMITATIONS ON LIABILITY.

9.1 Nothing in this Agreement shall limit or exclude the liability of either Party for: (i) death or personal injury and tangible property damage arising from the gross negligence or intentional misconduct of the other party; or (ii) fraud or fraudulent misrepresentation; or (iii) breach of confidentiality under Section 12.1 and Section 12.2; or (iv) for any liability that cannot be lawfully excluded.

9.2 Supplier shall not be liable under this Agreement to the extent that a claim arises as a result of (a) modifications made by Customer without Supplier’s authorisation, or (b) Customer’s use of the Product in a manner not reasonably anticipated by Supplier, or (c) Customer’s use of the Product in breach of this Agreement.

9.3 Supplier and its Affiliates’ aggregate liability under this Agreement and any and all Work Orders and Purchase Orders issued under it, whether in contract (including under any indemnity), in tort (including negligence), under statute or otherwise under or in connection with this Agreement and any and all Work Orders and Purchase Orders issued under it or the provision or receipt of the Products or Services shall not exceed the greater of [*] or [*] of the fees paid prior to the first event giving rise to the first claim (whether consisting of one or multiple purchase orders) except that such limitation shall not apply to the losses outlined in Section 9.1.

9.4 Subject to Section 9.1, neither party will be liable under any circumstances for any lost profits, lost revenue, loss of business, loss of data, loss of contracts or indirect, incidental, consequential, punitive, or special damages, even if it has notice that those kinds of damages may occur.

10. INTELLECTUAL PROPERTY RIGHTS.

10.1 Background Intellectual Property. Except as expressly stated otherwise in this Agreement, each Party retains all right, title and interest (including all Proprietary Rights) in and to its Background Intellectual Property. “Background Intellectual Property” consists of each Party’s concepts, data, database rights, copyright, designs, design rights, developments, documentation, drawings, hardware, improvements, information, inventions, patents and patent applications, processes, software, techniques, technology, tools, and any other intellectual property, and any third party licenses or other rights to use any of the foregoing, that (a) exists prior to the Effective Date; or (b) are developed entirely independently by a party, at any time without any use, knowledge of, or reference to, the other party’s confidential information or other information obtained in connection with this Agreement; and (c) any intellectual property rights that are derivative of either category (a) or (b) above.

10.2 Work Product. If Supplier and Customer agree in a written, signed agreement or schedule that Supplier will deliver or be required to deliver, or otherwise produce, create, or develop, any work product agreed to be wholly unique to Customer in connection with the Products then the Parties will agree specific legal terms in relation to such Work Product.

11. INDEMNITY.

11.1 Supplier Indemnity. Supplier will indemnify, release, protect, defend and hold harmless Customer and its Affiliates and the directors, officers, employees, agents, contractors of each of them from and against any and all losses, liabilities, claims, demands, penalties, judgments, costs, attorneys’ fees and expenses, arising from or in connection with (i) any claim brought by a third party against Customer alleging that the possession or use of Products in accordance with the terms of this Agreement directly infringes the Property Rights of such party (a “Third Party IPR Claim”); (ii) the personal injury (including death) or property damage due to the negligence or wilful misconduct of Supplier or Supplier’s employees, subcontractors or agents; (iii) any claims arising out of product defects attributable to the Products, including, without limitation, product liability claims, excluding any such claims to the extent attributable to the negligence or wilful misconduct of Customer; and (iv) the use, operation, custody, maintenance, repair, assembly, disassembly, or transportation of the Products by Supplier or anyone under Supplier’s control. Supplier shall be responsible for all reasonable costs, expenses, damages and losses suffered or incurred by Customer that directly arises out of such claims.

11.2 Process. Customer shall not be entitled to an indemnity under Section 11.1 to the extent that Customer fails to: (i) give prompt written notice to Supplier of the claim, (ii) solely in relation to the Third Party IPR Claim, give Supplier conduct of the defence of the Third Party IPR Claim in consultation with Customer (and Supplier shall consult with Customer in good faith in connection with any settlement of the Third Party IPR Claim); (iii) give Supplier reasonable assistance in defending the claim; and (iii) use its commercially reasonable endeavours to mitigate its losses in connection with the claim.

12. CONFIDENTIALITY; PUBLICITY; DATA SECURITY.

12.1 Confidentiality Obligations.

(A) Except to the extent set out in this Section 12 or where disclosure is expressly permitted elsewhere in the Agreement, each Party (the “Receiving Party”) shall procure that its Personnel and Subcontractors shall: (i) treat the Confidential Information of the other Party (the “Disclosing Party”) as confidential and keep it in secure custody (as appropriate depending upon the form in which such materials are stored and the nature of the Confidential Information contained in those materials) using the same care and discretion to avoid disclosure, publication or dissemination as it uses with its own similar information that it does not want to disclose, publish or disseminate; (ii) not disclose the Disclosing Party’s Confidential Information to any other person without the Disclosing Party’s prior written consent; and (iii) immediately notify the Disclosing Party if it suspects or becomes aware of any unauthorised access, copying, use or disclosure in any form of any of the Disclosing Party’s Confidential Information.

(B) Section 12.1(A) shall not apply to the extent that: (i) disclosure is a requirement of law placed upon the Receiving Party; (ii) the information was already in the possession of the Receiving Party without obligation of confidentiality prior to its disclosure by the Disclosing Party; (iii) the information was obtained by the receiving Party from a third party without obligation of confidentiality; (iii) the information was already in the public domain at the time of disclosure by the Disclosing Party otherwise than by a breach of this Agreement; or (iv) the information is independently developed by the Receiving Party without access to the disclosing Party’s Confidential Information.

(C) Each Party as Receiving Party shall in respect of any Confidential Information it may receive from the other Party as Disclosing Party pursuant to this Agreement implement security practices, against any unauthorised copying, use, access or disclosure (whether that disclosure is oral, in writing or in any other form) of such Confidential Information.

(D) Nothing in this Agreement shall prevent the receiving Party from disclosing the Disclosing Party’s Confidential Information on a confidential basis to any employee or professionally qualified legal, tax or audit adviser of the Receiving Party for the purposes of advising the Receiving Party on an “as is” basis.

(E) Each Party agrees that damages may not be an adequate remedy for any breach of this Section 12 and that the other Party shall be entitled to seek the remedies of injunction, specific performance and any other appropriate equitable relief for any threatened or actual breach of this Section 12.

(F) For the purposes of this Section 12 and this Agreement, “Confidential Information” means any information that is marked, identified or designated as ‘confidential’ at the time of disclosure or which could reasonably be understood by its nature as confidential relating the Products and/or Services or the Parties and including without limitation confidential information that is technical, commercial, strategic, financial, economic in nature, related to research, technical specifications, software, components, products, infrastructure, customers, service providers, subcontractors, network or business of a Party, on any medium, verbal, visual or written, and communicated to the other Party during the negotiations or the performance of this Agreement (whether such information is marked “confidential” or not) and including the terms of this Agreement.

12.2 Marks; Publicity. Neither Party nor anyone acting on its behalf (including any Personnel) will use any trade name, trademark, service mark, logo, commercial symbol, or any other Proprietary Rights of the other Party or any of its Affiliates in any manner (including any use in any client list, press release, advertisement, or any other marketing or promotional material) without prior written authorisation of such use by the other Party. Neither Party nor anyone acting on its behalf (including any Personnel) will issue any press releases, publicity, or make any other disclosures regarding this Agreement or its terms or the nature or existence of any relationship between the Parties without the prior written authorisation by the other Party.

12.3 Data.

(A) Definitions.

(i) “Customer Data” means all Route Data (a) collected, received, stored, or maintained by Supplier or its Personnel, or generated or transmitted, in connection with Customer’s or its Personnel’s use of the Products or in connection with the performance of Supplier’s obligations under this Agreement, (b) provided by Customer or its Personnel, to Supplier or Supplier’s Personnel, or (c) derived in whole or in part from (a) or (b).

(ii) “Route Data” means the following data, content, or information in any form or format: location data, geolocation data, vehicle weight, depot service schedule data, and route information.

(iii) “Supplier Data” means any data, content, or information in any form or format collected, received, stored, or maintained by Supplier or its Personnel, or generated or transmitted, in connection with Customer’s use of the Products or in connection with the performance of Supplier’s obligations under this Agreement which is not Customer Data. For the avoidance of doubt, Supplier Data shall include dynamometer data (including motor stress), energy consumption, records of stressful battery events, on-board-diagnostic data, temperature data and data, content, or information related to general vehicle performance, battery life, brake performance, regeneration of brakes, load volume, charging time, kWh economy, load vs GPS energy consumption data, thermal requirements, or other vehicle data and any data relating to the vehicles (including any derived or inferred data or information) other than Route Data.

(B) Data Ownership and Access. Except to the extent otherwise specified in the applicable Work Order, Customer (or Affiliates of Customer, as applicable) will be the sole and exclusive owner of all Customer Data. Supplier (or Affiliates of Supplier) shall be the sole and exclusive owner of all Supplier Data. Customer Data constitutes Customer “Confidential Information” under this Agreement. Customer hereby grants Supplier a non-exclusive, worldwide, perpetual, irrevocable, transferable, royalty free, fully paid up license to use Customer Data for the purposes set out in Section 12.3 (C)(C)(ii)below.

(C) Restrictions.

(i) Supplier shall not, and shall not permit any other person to, (i) collect, maintain, monitor, store, or use Customer Data, or (ii) sublicense, sell, or otherwise transfer any Customer Data to any third party, in each case except as expressly authorised under a Work Order.

(ii) Supplier may collect, use, store and retain the Customer Data solely (i) as necessary for Supplier to perform its obligations in accordance with this Agreement and the applicable Work Order; (ii) for the purposes of improving its products and services and for developing future products and services and (iii) as otherwise expressly agreed between the Parties. Supplier will at no time monitor, collect, use or store any personally identifiable information other than on behalf of, and as directed by, Customer.

(D) Security. Supplier will implement and maintain appropriate security measures in order to restrict access to Customer Data solely to Personnel performing services for Customer under the applicable Order. Supplier will immediately notify Customer of any security breach relating to its systems or services that may involve Customer Data and will take all reasonably necessary measures to mitigate the effect of such breach.

(E) Personal Data. If Supplier is processing or transferring Personal Data on behalf of Customer, then when and as required by Customer from time to time, Supplier shall execute and/or shall cause its Affiliate(s) or contractor(s) to execute supplemental privacy and security terms with Customer or an Affiliate that receive Services under the Agreement as required for the processing and/or transfer of Personal Data in accordance with Applicable Law. “Personal Data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity.

13. TERM AND TERMINATION.

13.1 Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Section 13, will continue until 31 December 2025 (the “Initial Supply Term”). The Agreement shall expire at the end of the Initial Supply Term unless a further Work Order is agreed by the Parties before the end of the Initial Supply Term in which case this Agreement shall not expire until the effective date of termination (howsoever caused) or expiry of all Orders under this Agreement and/or as may be otherwise agreed between the Parties (the “Extended Supply Term”). Notwithstanding termination, this Agreement shall continue to govern in all respects the Parties’ rights and obligations under any Purchase Orders then-outstanding until such Purchase Orders are (i) completed or (ii) terminated in such manner specifically authorised herein.

13.2 Termination for Cause.

(A) By Customer. Customer may terminate a Work Order and/or a Purchase Order under this Agreement and/or this Agreement in its entirety upon Supplier’s material breach of this Agreement or under any Work Order or under any Purchase Order and Supplier’s failure to cure such breach within forty-five (45) days after receipt of written notice to Supplier specifying the breach in reasonable detail.

(B) By Supplier. Supplier may terminate a Work Order and/or a Purchase Order under this Agreement and/or this Agreement in its entirety upon Customer’s material breach of this Agreement or under any Work Order or under any Purchase Order and Customer’s failure to cure such breach within forty-five (45) days after receipt of written notice to Customer specifying the breach in reasonable detail.

13.3 Termination for Insolvency. Either Party may terminate this Agreement and any and all Work Orders and Purchase Orders under it immediately upon: (a) the filing of any voluntary petition by the other Party under any bankruptcy Applicable Law; (b) the filing of any involuntary petition against the other Party under any bankruptcy Applicable Law that is not dismissed within sixty (60) days after filing; (c) any appointment of a receiver for all or a substantial portion of the other Party’s business or operations; or (d) any assignment of all or substantially all the assets of the other Party for the benefit of creditors.

13.4 Termination for Convenience. Customer may terminate a Work Order, Purchase Order or this Agreement for any reason upon thirty (30) days’ written notice to Supplier.

13.5 Effect of Termination. Upon termination or expiry of this Agreement, Supplier shall stop work immediately in relation to the Vehicles to be purchased under this Agreement and Customer shall be responsible to pay for the Products and Services that have been ordered as of the date of the notice of termination. Customer shall not be liable to Supplier or any of its employees, subcontractors or agents for damages, losses, compensation or expenses of any kind or character whatsoever that are incurred as a result of the termination of a Work Order, Purchase Order (except that in the event it terminates a Purchase Order, it shall be liable for the Compensation as set out in the Work Order), or this Agreement in accordance with its terms, regardless of whether such damages, losses, costs or expenses consist of loss of prospective sales; expenses incurred; investments made in connection with the establishment, development or maintenance of Supplier’s business, or the creation of goodwill, markets and customers for any goods; or any other element of claimed loss or damage.

13.6 Survival. The following Sections of this Agreement will survive termination or expiry of this Agreement together with any provision that reasonably may be interpreted as surviving cancellation, termination or expiration of this Agreement: Sections 2, 4.2, 5.1, 9, 10.1, 11, 12, 13.5, 13.6, 14.2 to 14.10.

14. ADDITIONAL PROVISIONS.

14.1 Governance.

(A) The Parties will follow the Change Control Procedure as set out in Exhibit B of this Agreement for Changes (as defined in Exhibit B) to this Agreement or any Work Order. Customer will follow the Change Control Procedure as set out in this Agreement for any request for a change to the Services or a change to Product specifications. Customer will follow the Change Control Procedure as set out in Exhibit B (Governance) for change requests required to Product specifications due to an applicable change of Applicable Laws during the term of this Agreement.

(B) The Parties shall attempt to resolve any dispute in connection with this Agreement in accordance with the dispute resolution process set out in Exhibit B (Governance).

(C) The Parties will set up a Steering Committee to discuss the topics set out in Exhibit H.

14.2 Notices. Notices under this Agreement must be in writing and are sufficient if given by nationally recognised overnight courier service, certified mail (return receipt requested), or personal delivery to the applicable Party at the address above the Party’s signature line. If no address is listed, notice to a Party will be effective if given to any published address of such Party that the other Party selects. Notice is effective: (a) when delivered personally or (b) three (3) business days after sending by certified mail, (c) on the business day after sending by a nationally recognised courier service.

14.3 Cumulative Rights. The rights and remedies of the Parties under this Agreement are cumulative. Either Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity.

14.4 Setoff. Notwithstanding any other provision of this Agreement, either Party may delay or withhold payment of any sums due and payable to the other Party, in whole or in part, on account of any failure of such Party to perform in accordance with this Agreement or for other reasonable cause (including to offset any damages, costs, or expenses incurred by Supplier on account of any default by Customer with respect to any representations, warranties, or obligations set forth in this Agreement).

14.5 Assignment, Subcontracting.

(A) Subject to Section 14.5(B), Supplier shall not assign any part or all of this Agreement without Customer’s prior written consent except to its Affiliates. Notwithstanding the above, Supplier is responsible for the full performance of its obligations under this Agreement and for its Affiliates’ acts or omissions in connection with this Agreement. Customer shall not assign any part or all of this Agreement without Supplier’s prior written consent except to its Affiliates. Notwithstanding the above, Customer is responsible for the full performance of its obligations under this Agreement and for its Affiliates’ acts or omissions in connection with this Agreement.

(B) Either Party is entitled to subcontract or delegate any of its obligations under this Agreement to any subcontractors or delegates (“Subcontractors”) without the other Party’s prior written consent. Notwithstanding such consent, each Party is responsible for the full performance of its obligations under this Agreement and for its Subcontractor(s)’ acts or omissions in connection with this Agreement.

14.6 Waivers and Remedies. No waiver of any breach of any provision of the Agreement will constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof. No waiver will be effective unless made in writing and signed by an authorised representative of the waiving Party. The failure of a Party to enforce any provision of this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision.

14.7 Severability. If any provision of this Agreement or the application thereof to any person, entity, or circumstance will at any time or to any extent be determined to be invalid or unenforceable under any provision of Applicable Law, to the full extent the Applicable Law may be waived, it is hereby waived. To the extent such Applicable Law cannot be waived, the invalid or unenforceable provision will be replaced by a valid provision which comes closest to the intentions of the parties to this Agreement. In case such replacement provision cannot be agreed upon, the invalidity of the provision in question will not affect the validity of any other provision or this Agreement as a whole, unless the invalid provision is of such essential importance that it can be reasonably shown that the Parties would not have entered into this Agreement without the invalid provision.

14.8 Governing Law; Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English laws. The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

14.9 Construction; Standard Forms.

(A) The section headings of this Agreement are for convenience only and have no interpretive value. Whenever the singular number is used in this Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Each Party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(B) A Party may use its standard business forms or other communications to administer transactions under this Agreement, but use of such forms is for the Parties’ convenience only and does not alter the provisions of this Agreement. In the event there is a conflict between the terms outlined in the standard business forms and this Agreement, this Agreement shall control.

14.10 Entire Agreement; Precedence; Amendment.

(A) This Agreement and all Addenda and other attachments, and all Work Orders issued hereunder, which are incorporated in and made a part of this Agreement, constitute the entire agreement between the Parties with respect to the subject matters hereof and supersedes any previous or contemporaneous oral or written agreements, understandings, and discussions regarding such subject matters.

(B) In the event that any conflict or inconsistency exists between the terms and conditions contained in this Exhibit A (General Terms and Conditions) to this Agreement and any other terms and conditions attached to or incorporated into this Agreement as another Exhibit or other attachment that cannot be resolved on the face of such documents, then the terms of this Exhibit A (General Terms and Conditions) will control. In the event of a conflict or inconsistency between the terms of a Work Order and the terms of a Purchase Order issued thereunder, the terms of the Work Order shall prevail to the extent of the conflict or inconsistency, except for quantity, Delivery Date and Delivery Location for the Products or Services ordered under that Purchase Order.

(C) This Agreement may be amended or modified only by a written instrument signed by a duly authorised agent of each Party.

(D) This Agreement is not enforceable by any third parties and is not intended to confer any rights or benefits to anyone who is not a Party, or Affiliates of a Party, to this Agreement.

14.11 Counterparts. This Agreement (including any Work Order or Purchase Order entered into hereunder) may be executed in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument.

EXHIBIT B

GOVERNANCE

1.	CHANGE CONTROL PROCEDURE

Changes

Where either Party wishes to make a change to this Agreement or any Order or other document agreed pursuant to the terms of this Agreement (a “Change”), then such Change must be made in accordance with the provisions of this Paragraph Error! Reference source not found. (Change Control).

1.1	Right to request Changes

Within ten (10) business days of either Party informing the other Party of a proposal for a Change, Customer and Supplier shall discuss the relevant Change to agree whether they wish to proceed further with the proposed Change or to abandon the proposed Change.

Neither Party shall unreasonably withhold or delay its agreement to proceed further with a proposed Change, provided that either Party shall be entitled to withhold its agreement to a change to the term of the Agreement.

1.2	Progression of Changes

If the Parties agree to proceed further with a Change proposed under paragraph 1.1 then (unless otherwise agreed by the Parties) the Party proposing the Change (the “Proposing Party”) shall prepare and submit to the other Party (the “Other Party”) a document which reflects the details of the Change (a “Change Control Notice” or “CCN”). The CCN shall be prepared within thirty (30) days after the Parties agree to proceed further with that Change.

The preparation of the CCN by the Proposing Party shall be at the sole cost and expense of the Proposing Party.

1.3	Contents of the Change Control Notice

Each Change Control Notice must contain:

(i) a CCN serial number;

(ii) the originator, date, reasons and full details of the relevant Change;

(iii) a timetable for implementing the relevant Change (taking into account relevant resource issues) together with an appropriate extension of time for the performance of any associated obligations and any proposals for acceptance of the relevant Change;

(iv) the date of expiry of validity of the CCN as agreed between the Parties, which, unless agreed otherwise between the Parties, shall be ten (10) business days after the date of the CCN; and

(v) provision for signature by Customer and the Supplier for acceptance or rejection of the CCN.

1.4	Consideration of the Change Control Notice

For each Change Control Notice submitted by the Proposing Party, the Other Party shall, within thirty (30) days of receipt of that CCN, evaluate the CCN and, as appropriate:

(i)	accept the CCN;

(ii)	reject the CCN; or

(iii)

endeavour to reach agreement with the Proposing Party on any amendments needed to the CCN to make it acceptable to both Parties. If the amendments are agreed, the Proposing Party will resubmit the CCN to the Other Party.

The Other Party may require the Proposing Party to provide additional information reasonably necessary to support the content of the CCN in which the Other Party has an additional thirty (30) days to review the CCN.

1.5	Acceptance of CCN

If the Other Party accepts the CCN, the Customer and the Supplier shall execute it as soon as possible. From the point at which the CCN is validly executed by both Parties, the relevant section of the Agreement, Order or other documents shall be taken to have been amended in accordance with the CCN.

The CCN shall have no effect unless and until it is validly executed.

1.6	Minor and other changes

Supplier shall be entitled to make minor changes to a Product or Service without the agreement of Customer.

A minor change is one that does not have a material impact on the receipt of the Product or Service by the Customer, does not result in any change to the Price and does not otherwise have a material adverse effect on Customer.

Where Supplier needs to make a Change to a Service to ensure the proper security of its systems, it may make the Change at its own discretion and the consent of Customer will not be required in relation to that Change.

1.7	Other

Any discussion which may take place between Customer and Supplier in connection with a Change and before the authorisation of that Change in accordance with this Paragraph Error! Reference source not found. Change Control Procedure shall be without prejudice to the rights of either Party.

2.	DISPUTE RESOLUTION PROCESS

“Relationship Manager” means [*] in relation to Supplier and [*] in relation to Customer.

Dispute Resolution

2.1

The Parties shall attempt to resolve any dispute in relation to any aspect of, or failure to agree any matter arising in relation to, this Agreement or any Order or other document agreed or contemplated as being agreed pursuant to this Agreement (a “Dispute”) informally through discussion, following written notice thereof in accordance with Section 14.2 (Notice), between the following individuals:

(i)

the Customer’s Relationship Manager and the Supplier’s Relationship Manager, and if they cannot resolve the Dispute within ten (10) business days following written notice of the Dispute being raised; then

(ii)

the Dispute may be referred by either Party to the President of Customer and the President of Supplier, and if, within ten (10) business days of the Dispute having been referred to them, no agreement has been reached, the dispute resolution process shall be deemed to have been exhausted in respect of that Dispute, and each Party shall be free to pursue the rights granted to it by this Agreement in respect of such Dispute without further reference to the dispute resolution process.

2.2	The provisions of this Paragraph 2 (Dispute Resolution) shall not prevent either Party from applying for interim relief whilst the Parties attempt to resolve a Dispute.

3.	GOVERNANCE

3.1	Relationship Managers

The principal point of contact between Customer and Supplier in relation to issues arising out of this Agreement will be the Relationship Managers.

Either Party may change the identity of its Relationship Manager at any time by written notice to the other in accordance with Section 14.2 (Notice).

3.2	Meetings

3.2.1

Every quarter (or at such other frequency as the Parties may agree) the Parties shall procure that their respective Relationship Managers meet (each such meeting, a “Management Meeting”) for the purposes of:

3.2.1.1	discussing the day-to-day management of the Agreement;

3.2.1.2	discussing the current status of any Changes or proposed Changes; and

3.2.1.3	considering any other issues arising under or in connection with this Agreement.

EXHIBIT C

INITIAL WORK ORDER

EXHIBIT C

WORK ORDER NO. 1

This Work Order No. 1 (this “Work Order”), between United Parcel Service Inc., a Ohio corporation (“Customer”), and Arrival S.à r.l., a company limited by shares and incorporated under the laws of Luxembourg (“Supplier”), is effective as of the date last signed by both Parties below (the “WO Effective Date”), and is entered into pursuant to the Vehicle Sales Agreement between Customer and Supplier to which this Work Order is attached (together with all addenda attached thereto, the “Agreement”). Each capitalised term not defined in this Work Order has the meaning attributed to it in the Agreement.

1. General. This Work Order forms part of the Agreement. The purpose of this Work Order is to set forth the general terms and conditions (in addition to those set forth in Exhibit A to the Agreement (General Terms and Conditions) (the “T&Cs”) governing the manufacture, purchase, and sale of the Products described herein.

2. Products. The Products available for purchase pursuant to Purchase Orders issued under this Work Order consist of: (i) [*] battery electric cargo delivery vans designed for the North American, EU and UK markets with the product specifications described in Schedule 1 attached hereto (“[*] Vehicles”); (ii) [*] battery electric cargo delivery vans designed for the North American, EU and UK markets with the product specifications described in Schedule 2 attached hereto (“[*] Vehicles”); and (iii) [*] battery electric cargo delivery described in Schedule 3 attached hereto (the “[*] Vehicles”); (the [*] Vehicles are referred to collectively in this Work Order as “EVs” or “Vehicles”); and (iv) service parts, repair parts, and replacement parts manufactured, sourced, or supplied for the EVs by Supplier or its authorised suppliers (referred to in the Agreement as “Parts”). The product specifications set forth in Schedule 1, Schedule 2 and Schedule 3 are collectively the “Product Specifications” and the Parties acknowledge and agree that the Product Specifications may be amended by mutual agreement between the Parties prior to the first scheduled delivery of Vehicles. The Product Specifications defined in Schedule 1, 2, and 3 are intended to form the basis of a more detailed, mutually agreed and defined specification development process. The intent of the Schedules is to provide the framework for continued collaboration amongst both parties to develop products that are acceptable to the intended use case and operational fit. The parties acknowledge and agree that the options listed in the feature list, Schedule 4, below may not be released at the scheduled start of production for the Vehicles. The timing for introduction of certain features and the exact combination of feature set for each Vehicle will be agreed between the parties and will depend on availability and geographical location. The Steering Committee will develop and finalize the vehicle specifications and features prior to the first production unit.

3. Ordering Process and Shipping.

3.1 Customer will issue a Purchase Order to Supplier for the purchase of EVs at least 6 months prior to delivery of the EVs within a calendar quarter (the “Lead time”), for example, before 30 June 2021 for delivery within calendar quarter Q1 2022 (1 January 2021 to 31 March 2021). Customer agrees to issue purchase orders on a calendar basis subject to Customer capital funding process.

3.2 All Purchase Orders will be in the form of a written or electronic communication sent to the contact point set forth below, and will specify: (i) the type and quantity of Products ordered; (ii) the agreed port; and (iii) the agreed date on which the Products must be delivered to the agreed port (“Delivery Date”). Contact Information for Purchase Orders: Belardo@arrival.com

3.3 Customer shall also provide Supplier with (i) the final country destination in the European Union and including the UK; and (ii) the final state destination in the USA (each a “Specified Destination”) of the Product at the time of submission of a Purchase Order.

4. Launch Timing, Volume Commitment and Forecasting, Production Capacity.

4.1 Target Product Launch Date. Supplier agrees to start delivering the EVs subject to the initial Purchase Order(s) issued under this Work Order in [*] (“Target Product Launch Date”).

4.2 Purchase Volume. Customer agrees to collaborate with Supplier, and Supplier agrees to manufacture and deliver EVs to Customer as agreed to in separate Purchase Orders as specified below. Supplier agrees to maintain capacity to manufacture and deliver EVs to support the indicative Production Forecast in Section 4.3. All purchases and deliveries of EVs shall be made pursuant to separate Purchase Orders issued by Customer/its Affiliates and accepted by Supplier/its Affiliates under this Work Order. The actual amount of EVs ordered by Customer is subject to the Customer’s sole discretion. In determining the amount of EVs that Customer may purchase, Customer may consider a variety of considerations including but not limited to operational needs, network design, capital constraints, underlying business case, changes to vehicle landscape, and shifts in regulatory conditions for like or similar products. All commercial orders are subject to the completion of a definitive and signed Purchase Order as per the proforma order in Exhibit D. In the event that the EVs ordered by Customer during a calendar year fall below the signed Purchase Order (the “Purchase Commitment”) for that build wave, Customer shall pay Supplier a compensation (calculated in accordance with the formula below) for failing to meet the Purchase Commitment (the “Compensation”). In the event that Arrival is able to reuse components and other materials (“Reusable Costs”) purchased to support build then Arrival will reduce the Compensation by the amount of Reusable Costs. This will be applied on a per vehicle model basis. Supplier shall invoice Customer for the Compensation for the applicable calendar year in the fourth calendar of that calendar year and Customer shall pay such invoice within 30 days from the date of invoice. The Compensation will only apply to orders executed by both parties in the form of an Exhibit D where the reason for failing to meet the Purchase Commitment is not a result of the Supplier’s actions.

[*]

Where:

[*]

4.3 A. Production Forecasts. The tentative production and delivery forecasts by applicable calendar year (“Forecasted Volume”*) for the Vehicles are as set forth in the tables below. Both parties agree, the Forecasted Volumes are indicative and subject to annual capital funding and may be adjusted quarterly by written agreement of the parties. The Supplier will request and confirm the quarterly schedule with the Customer prior to each quarters forecast and setup the Steering Committee review if changes are requested. The Steering Committee will review forecasted volumes three (3) months prior to each calendar quarter’s production and discuss any adjustments to the quarterly forecast. The Supplier has requested a six (6) months’ prior written notice for the [*] production units. If the Supplier is unable to fulfill a production volume by EV model or year in accordance with the Production Forecast or fails to meet other material delivery conditions set out in the Vehicle Purchase Agreement, the parties agree to mutually negotiate in good faith such changes to the Forecast. The Customer reserves the right to request, on at least 6 months’ prior written notice to the Supplier: (i) an increase of the Order volumes, or (ii) an amendment to the volume splits between EV models in a given calendar year, as a priority customer to the Supplier. For circumstances where the Customer is able to acquire vehicles of substantially similar quality and functionality from another supplier at a significantly lower price than the prices agreed to under Section 6.2, the Supplier will have the right to match the offer or allow the Customer to vary the vehicle volume outlined in Section 4.3. Both parties agree that this is a good faith forecast for the vehicles. If there are material changes to operational needs, capital expenditures, or economic conditions, both parties agree to review and make adjustments in good faith to the Production Forecast.

[*]

[*]

B. Customer Option Rights. Provided that it purchases the Production Forecast volume prior to the end of 2025, Customer will receive purchase options which may be exercised in its sole discretion to secure delivery of up to ten thousand (10,000) additional EVs pursuant to the terms and conditions of this Work Order (the “Purchase Options”). Customer must provide written notice to Supplier of its exercise of the Purchase Option at least six (6) months prior to the start of the production quarter in which the EVs will be delivered. Promptly following Customer’s issuance of notice of the exercise of the Purchase Option, the Parties will work together through the Steering Committee to define a quarterly production and delivery schedule for the EVs subject to the Purchase Option.

4.4 Manufacturing Capacity; Disaster Recovery.

(A) Manufacturing Capacity. During the Initial Supply Term, Supplier will dedicate and maintain sufficient manufacturing capacity to manufacture and supply to Customer the Forecasted Volumes for EVs. Supplier will notify Customer within thirty (30) days of Supplier accepting any applicable Purchase Order if Supplier expects that it will be unable to fulfill that or any other then-accepted Purchase Orders, and will provide a “make-good plan” for approval by Customer. The make-good plan, once approved by Customer, will become incorporated into and form a binding and material part of the applicable Purchase Order.

(b) Early Delivery/Excess Capacity. If Supplier is ahead of its manufacturing schedule or has excess manufacturing capacity, Supplier will notify Customer. In this event, Customer will have the option to take early delivery of EVs. Supplier and Customer will cooperate in reserving such additional capacity to manufacture EVs and in revising the delivery schedule as mutually agreed.

(c) Disaster Recovery; Allocating Capacity. In the event that the manufacturing capacity at any Supplier facility is reduced (e.g., for reasons of force majeure), Supplier will make reasonable efforts to allocate the remaining capacity so that the percentage reduction in manufacturing capacity dedicated to the Forecasted Volumes is no greater than the overall percentage reduction Supplier has suffered at the relevant facility.

5. Individual EV/ Fleet Downtime. Both parties agree to establish Key Performance Indicators (“KPI”) prior to deployment of the production units. The KPI terms and conditions will be depicted in the Exhibit F of the Vehicle Sales Agreement.

6. Purchase Price

6.1 Purchase Price. Subject to Section 6.2 below, the per unit not-to-exceed purchase price for each type of EV delivered to Customer shall be as set forth in the table below, in each case when the EV meets the Vehicle Specifications described in the applicable Schedule attached hereto as amended from time to time in mutual agreement between the Parties (the “Purchase Price”). These prices are exclusive of applicable national, federal, state, or local sales or use taxes, value added taxes, or similar taxes that Supplier is legally obligated to pay in the relevant jurisdiction. For the initial Work Order and any additional orders beyond the Production Forecast in Section 4.3, [*].

6.2 Not to Exceed Purchase Price:

[*]

[*]

6.3 Finalisation of Purchase Price. The final Purchase Price for the applicable model of EV will be finalised in the applicable Purchase Order(s) based on the applicable Purchase Price set forth above, adjusted [*] or changes to the Product Specifications that are agreed upon by the Parties prior to the start of production of any applicable EV or that are required by Applicable Law in effect as of the Delivery Date or as below. Any specifications changes will be indicated on the Exhibit D, which will be considered (the “Form of Purchase Order”). The execution of an Exhibit D constitutes a firm Purchase order. The Not to Exceed Purchase Price in Section 6.2 includes all features by EV model listed in Schedule 4.

Supplier’s Purchase Price set out in Section 6.1 above has a default currency of EUR. Section 6.1 sets out the initial translation of this default EUR Purchase Price into USD, intended for use with Purchase Orders for delivery within the USA. This initial translation has been performed at the prevailing rate as at the Effective Date of EUR1.00 = USD1.19. In the event that the EUR: USD exchange rate changes by more than USD0.05 either up or down, then Arrival reserves the right to reset the translation for future Purchase Orders.

6.4 Cell Price Cost Savings. [*].

Each Party’s authorised representative is signing this Work Order on the date set forth below such Party’s signature.

Customer:		Supplier:

UPS Parcel Service, Inc.		Arrival S.à r.l.

By:	/s/ Jose Turkienicz	By:	/s/ Csaba Horvath
Printed Name: Jose Turkienicz		Printed Name: Csaba Horvath
Title: Chief Procurement officer		Title: Manager
Date Signed: 10/8/2020 | 6:54 PM PDT		Date Signed: 10/8/2020 | 10:13 AM PDT

Privileged & Confidential

Schedule 1

[*] VEHICLE PRODUCT SPECIFICATION

Vehicle Basics		Package Car Type Group Primary Market Manufacturer - Chassis Manufacturer - Body Manufacturer - Drivetrain Fuel Type / Propulsion	[*]

Weights		GVW (KG) Kerb Weight (KG) Payload (KG)	[*]

Powertrain	Engine	Emissions Standard Manufacturer Model Propulsion Type Number of Cylinders Cubic Capacity Maximum Power - hp (kW) [at RPM] Maximum Torque - Nm [at RPM]	[*]

Dimensions	Vehicle	Length (mm) Width (mm) Height (mm) Wheelbase (mm) Ground Clearance (Lowest Point) (mm)	[*]
	Cargo	Length (mm) Width (mm) Height (mm) Maximum Permissible Volume Capacity (m3) Grouping Volume Capacity (m3)	[*]
	Shelving	Shelf Width (mm) Walkway Width (mm) Lower Shelf Position - Floor to Shelf (mm) Upper Shelf Position - Floor to Shelf (mm)	[*]
	Cabin Door	Step Position - Height to Ground (mm) Floor Position - Height to Ground (mm) Aperture Height - At First Step (mm) Aperture Width - At Should Height (mm) Step Width Step Depth (First Step)	[*]
	Rear Door	Type Floor Position - Height to Ground (mm) Aperture Height (mm) Aperture Width (mm)	[*]
	Bulkhead	Type Aperture Height (mm) Aperture Width (mm)	[*]

Schedule 2

[*] VEHICLE PRODUCT SPECIFICATION

Vehicle Basics		Package Car Type Group Primary Market Manufacturer - Chassis Manufacturer - Body Manufacturer - Drivetrain Fuel Type / Propulsion	[*]
Weights		GVW (KG) Kerb Weight (KG) Payload (KG)	[*]
Powertrain	Engine	Emissions Standard Manufacturer Model Propulsion Type Number of Cylinders Cubic Capacity Maximum Power - hp (kW) [at RPM] Maximum Torque - Nm [at RPM]	[*]
Dimensions	Vehicle	Length (mm) Width (mm) Height (mm) Wheelbase (mm) Ground Clearance (Lowest Point) (mm)	[*]
	Cargo	Length (mm) Width (mm) Height (mm) Maximum Permissible Volume Capacity (m3)	[*]
		Grouping Volume Capacity (m3)	[*]
	Shelving	Shelf Width (mm) Walkway Width (mm) Lower Shelf Position - Floor to Shelf (mm) Upper Shelf Position - Floor to Shelf (mm)
	Cabin Door	Step Position - Height to Ground (mm) Floor Position - Height to Ground (mm) Aperture Height - At First Step (mm) Aperture Width - At Should Height (mm) Step Width Step Depth (First Step)	[*]
	Rear Door	Type Floor Position - Height to Ground (mm) Aperture Height (mm) Aperture Width (mm)	[*]
	Bulkhead	Type Aperture Height (mm) Aperture Width (mm)	[*]

Schedule 3

[*] VEHICLE PRODUCT SPECIFICATION

Vehicle Basics		Package Car Type Group Primary Market Manufacturer - Chassis Manufacturer - Body Manufacturer - Drivetrain Fuel Type / Propulsion	[*]
Weights		GVW (KG) Kerb Weight (KG) Payload (KG)	[*]
Powertrain	Engine	Emissions Standard Manufacturer Model Propulsion Type Number of Cylinders Cubic Capacity Maximum Power - hp (kW) [at RPM] Maximum Torque - Nm [at RPM]	[*]
Dimensions	Vehicle	Length (mm) Width (mm) Height (mm) Wheelbase (mm) Ground Clearance (Lowest Point) (mm)	[*]
	Cargo	Length (mm) Width (mm) Height (mm) Maximum Permissible Volume Capacity (m3) Grouping Volume Capacity (m3)	[*]
	Shelving	Shelf Width (mm) Walkway Width (mm) Lower Shelf Position - Floor to Shelf (mm) Upper Shelf Position - Floor to Shelf (mm)	[*]
	Cabin Door	Step Position - Height to Ground (mm) Floor Position - Height to Ground (mm) Aperture Height - At First Step (mm) Aperture Width - At Should Height (mm) Step Width Step Depth (First Step)	[*]
	Rear Door	Type Floor Position - Height to Ground (mm) Aperture Height (mm) Aperture Width (mm)	[*]
	Bulkhead	Type Aperture Height (mm) Aperture Width (mm)	[*]

Schedule 4

VEHICLE FEATURES

[*]	[*]

[*]

EXHIBIT D

FORM OF PURCHASE ORDER

This Purchase Order No. [#] (“PO”) is made on the          day of                  , 20         (the “PO Effective Date”).

Between:

(1)	[UPS Inc.or UPS Affiliate]	a [Country] registered [limited company] whose primary office is at [Insert Address] (“Buyer”); and

(2)	[Arrival Affiliate]	a [Country] registered [limited company] whose primary office is at [Insert Address] (“Seller”);

This PO is entered into as contemplated by the Vehicle Sales Agreement, dated [                ], between UPS Inc. and Arrival S.à r.l. (the “Agreement”), and Work Order No. [#], dated [                ], between UPS Inc. and Arrival S.à r.l. (the “Work Order”).

This PO hereby incorporates by reference the terms and conditions of the Agreement and the Work Order No [#]. Capitalized terms used in this PO will have the meanings set out in the Agreement or the Work Order.

Type	Description	Qty	Price	Appropriation	Job #

Special Terms:

[Insert any additional special terms that override the Agreement or Work Order.]

Except as delineated herein, Buyer and Seller reaffirm all other obligations, terms and conditions contained in the Agreement.

Seller:	Buyer:

By

Print Name	Print Name

Title	Title

EXHIBIT E

INFORMATION SECURITY AGREEMENT

[To be agreed and attached prior to the first firm Purchase Order]

EXHIBIT F

KEY PERFORMANCE INDICATORS

[To be agreed and attached prior to the first firm Purchase Order]

EXHIBIT G

VEHICLE AND BATTERY WARRANTIES

[To be agreed and attached prior to the first firm Purchase Order]

Confidential

EXHIBIT H

STEERING COMMITTEE

The Steering Committee will work closely together up to the delivery date of production units to finalize and agree on the terms and conditions of the following topics. Both parties agree that further testing and developments are required to reach terms. All sections must be amended to the Vehicle Purchase Agreement prior to the delivery date and acceptance of the first production unit for each country:

I.	Key Performance Indictors (KPIs)

II.	Vehicle and Battery Warranties

III.	Job Codes and Time Allowances to support labour claims

IV.	Labour Rates for each Territory

V.	Final Vehicle Specifications and Features for each Territory

VI.	Information Security Agreement (ISA)

VII.	Spare Parts Escrow List

VIII.	UPS/Company Affiliate Program